Exhibit 99.2

                         WERNER ENTERPRISES, INC.
                        Interstate 80 & Highway 50
                              P.O. Box 37308
                          Omaha, Nebraska  68137


FOR IMMEDIATE RELEASE              Contact:  Robert E. Synowicki, Jr.
                                                  (402) 894-3000


           HUB GROUP, INC. AND WERNER ENTERPRISES, INC. ANNOUNCE
                        JOINT WORKING RELATIONSHIP


     OMAHA, NE, April 21, 1997 -- Hub Group, Inc. ("Hub") and Werner Enterprises, Inc. ("Werner") today announced the establishment of a new working relationship designed to better serve present and future customers by capitalizing on the core competencies of the two high quality transportation companies.

     Werner is a full service transportation company providing services including dry van, temperature controlled units, flatbed, dedicated trucking, logistics and intermodal services. Hub is a non-asset based full service transportation provider and the largest intermodal marketing company in North America. Hub's primary service offerings are intermodal, truck brokerage and logistics. Although there is no agreement as to exclusive use of either party, both Werner and Hub see a natural synergy in working together in certain areas for the benefit of their customers.

     In addition to the areas of current business which will benefit from this relationship, the companies see future opportunities to jointly market their services to new customers. Werner president, Greg Werner, stated:
"We are very excited about this opportunity which gives us the flexibility to enhance our intermodal options when they make sense for our customers without having to commit significant resources away from our core business."

     Hub's Vice Chairman and Chief Executive Officer, David P. Yeager, added: "We are pleased to be working with Werner as part of our ongoing strategy to better serve our customers by developing mutually advantageous relationships with high quality, premium service transportation providers whose expertise compliments that of Hub."


Media Contacts: Hub Group, Inc., William L. Crowder: (630) 271-3600 or James D. Martin & Associates: (847) 256-8182

Werner Enterprises, Inc.:  Robert E. Synowicki, Jr.  (402) 894-3000